SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[ ]  Preliminary Information Statement       [  ]  Confidential, for  Use of the
[X]  Definitive Information Statement              Commission Only (as permitted
                                                   by Rule 14c-5(d) (2))

                         DIALYSIS CORPORATION OF AMERICA
 ................................................................................
                (Name of Registrant as Specified In Its Charter)
 ................................................................................

Payment of Filing Fee (Check the appropriate box):

 [X]     No fee required.
 [ ]     Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
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                  applies:
                  ..............................................................
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                  ..............................................................
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ]      Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
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                  ..............................................................
         4)       Date Filed:
                  ..............................................................

                                                                  April 14, 2000


To:      Our Shareholders

From:    Thomas K. Langbein

Subject: Invitation to the Dialysis Corporation of America 2000 Annual Meeting of Shareholders

         Management is extending its invitation to you to attend our Annual Meeting on May 24, 2000. The Annual Meeting is being held at the executive offices of our parent Company, Medicore, Inc., at 2337 West 76th Street, Hialeah, Florida at 11:30 a.m. In addition to the formal items of business, I will review the major developments of 1999 to the present and answer your questions.

         This booklet includes the Notice of Annual Meeting and the Information Statement. Proxies are not being solicited since a quorum exists for the meeting through Medicore's 65% ownership of Dialysis Corporation of America. The Information Statement also describes the business we will conduct at the meeting, basically the election of five directors, and provides information about Dialysis Corporation of America.

         We look forward to seeing you at the Annual Meeting.

                                             Thomas K. Langbein
                                             Chairman of the Board and
                                             Chief Executive Officer

                         DIALYSIS CORPORATION OF AMERICA

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      ------------------------------------

                       Date:     Wednesday, May 24, 2000

                       Time:     11:30 a.m.

                       Place:    Executive Offices of
                                 Medicore, Inc.
                                 2337 West 76th Street
                                 Hialeah, Florida 33016

                      ------------------------------------
Dear Shareholder:

         You are cordially invited to attend the 2000 Dialysis Corporation of America Annual Meeting of Shareholders to:

         1.       Elect five directors;

         2. Ratify the selection of Wiss & Company, LLP as independent auditors for 2000; and

         3. Transact any other business that may properly be presented at the Annual Meeting.

         If you were a shareholder of record at the close of business on April 10, 2000, you are entitled to vote at the Annual Meeting.

         Your copy of the Annual Report on Form 10-K of Dialysis Corporation of America for 1999 is enclosed.

                                         By order of the Board of Directors

                                         Lawrence E. Jaffe
                                         Counsel and Corporate Secretary

April 14, 2000

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Information About the Annual Meeting and Voting.........................     2

Proposals...............................................................     4

Information About Directors and Executive Officers......................     6

Executive Compensation..................................................     8

Board Executive Compensation Report.....................................    12

Performance Graph.......................................................    14

Certain Relationships and Related Transactions..........................    15

Beneficial Ownership of the Company's Securities........................    17

                             INFORMATION STATEMENT FOR
                          DIALYSIS CORPORATION OF AMERICA
                       2000 ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q:       WHY DID YOU SEND ME AN INFORMATION STATEMENT?
A: Management of Dialysis Corporation of America ("DCA" or the "Company") is asking you to attend and vote at the 2000 Annual Meeting. This Information Statement summarizes the information you need to know to vote intelligently.

Q:       WHY DID YOU NOT SEND ME A PROXY?
A: This is because a quorum already exists based upon the 65% ownership of DCA's voting securities by Medicore, Inc. ("Medicore" or the "Parent").

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Q:       WHAT DOES A QUORUM MEAN?
A: A quorum means a majority of the outstanding shares. The Annual Meeting may only proceed if a quorum is present at the meeting. A majority of the outstanding shares will be present at the meeting through Medicore, the Company's Parent. At April 10, 2000, the Record Date, there were 3,686,844 shares of DCA common stock outstanding. Medicore owns 2,410,622 shares of DCA common stock or 65% of the votes. A shareholder list will be available at the offices of our parent, Medicore, in Hialeah, Florida at the meeting and for 10 days prior to the meeting for your review.

Q:       WHO IS ENTITLED TO VOTE?
A: Shareholders who owned DCA common stock at the close of business on April 10, 2000 ("Record Date").

Q:       HOW MANY VOTES DO I HAVE?
A: Each share of common stock is entitled to one vote. DCA is sending this Information Statement, the attached Notice of Annual Meeting, and its 1999 Annual Report, which includes our financial statements, on April 17, 2000 to all shareholders entitled to vote.

Q:       WHAT AM I VOTING ON?
A: Election of five directors, Messrs. Thomas K. Langbein, Bart Pelstring, Stephen W. Everett, Robert W. Trause and Dr. Herbert I. Soller for a one year term; and ratification of Wiss & Company, LLP as DCA's independent auditors.

Q:       HOW DO I VOTE?
A: By attending the Annual Meeting. At that time you will be given a ballot and you may vote your shares. If your shares of DCA common stock are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee showing you were the beneficial owner of the shares on April 10, 2000, the Record Date.

Q:       IS MY VOTE CONFIDENTIAL?
A: Yes. Only the inspectors of election and other employees of DCA assisting in tallying the vote will have access to your vote and comments, unless you tell us to disclose such information.

Q:       WHO COUNTS THE VOTES?
A: We appoint two persons to act as inspectors of election, who each take an oath to accept that responsibility and certify the voting to the board.

Q:       WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE INFORMATION STATEMENT?
A: Your shares of DCA common stock are probably registered in more than one name or account. It would be appreciated if you would contact our transfer agent, Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 (Attention: Proxy Department) and tell them to put all your accounts registered in the same name at the same address.

Q:       HOW MUCH COMMON STOCK DO OFFICERS AND DIRECTORS OWN?
A: Approximately 2% of our common stock as of the Record Date. This does not include Medicore's 65% (2,410,622 shares ) of DCA common stock ownership.

Q:       WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?
A: As of the Record Date, other than Medicore's 65% ownership, Thomas K. Langbein, Chairman of the Board and Chief Executive Officer, beneficially owns 6.5% represented by an option to purchase 260,000 shares of DCA common stock. No other shareholder to our knowledge owns in excess of 5% of our common stock. See "Information About Directors and Executive Officers" and "Beneficial Ownership of the Company's Securities."

Q: WHO SENDS OUT THE INFORMATION STATEMENTS AND ANNUAL REPORTS AND WHAT ARE THE COSTS?
A: The Company is sending out the Information Statement and Annual Report to shareholders and warrantholders.

         We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these materials to their principals and we will reimburse them for their reasonable expenses in forwarding the materials. DCA pays all expenses of preparing and delivering the Information Statements and Annual Reports, including printing, envelopes, mailing and similar out-of-pocket expenses.

Q:       WHO IS ELIGIBLE TO SUBMIT A PROPOSAL?
A: To be eligible, you must have continuously held at least $2,000 in market value, or 1%, of DCA's common stock for at least one year by the date you submit the proposal. You must continue to hold your DCA shares through the date of the meeting. However, please remember that Medicore's 65% ownership will determine the outcome of any proposal.

Q:       WHEN ARE THE YEAR 2001 SHAREHOLDER PROPOSALS DUE?
A: Shareholder proposals must be submitted in writing by December 14, 2000 to Lawrence E. Jaffe, corporate Secretary, Dialysis Corporation of America, 777 Terrace Avenue, Hasbrouck Heights, New Jersey 07604. Any proposal should provide the reasons for it, the text of any resolution, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the Securities and Exchange Commission.

                                    PROPOSALS

1.       ELECTION OF DIRECTORS

         Nominees for election for a one year term are:

                                                                      Position
         Name                      Age       Current Position        Held Since
         ----                      ---       ----------------        ----------

         Thomas K. Langbein        54        Chairman of the Board      1980
                                             Chief Executive Officer    1986

         Bart Pelstring            59        Director                   1985

         Stephen W. Everett        43        President and nominee      2000

         Robert W. Trause          57        Director                   1998

         Dr. Herbert I. Soller     63        Director                   1998

         Our by-laws provide that the board shall not be less than two nor more than six persons; since less than the number of directors are to be elected, shareholders cannot vote for more directors than the named nominees. A majority of directors, although less than a quorum, or a sole remaining director, have the right to appoint candidates to fill any vacancies on the board. When appointed, such director shall then serve for the remainder of the term.

         There is no nominating committee. Nominations for directors are considered by the entire board.

         The affirmative vote of a plurality of the shares of common stock represented at the meeting is required to elect the nominees as directors. Abstentions and votes withheld for any nominee will have the same effect as a vote against his re-election.

         Medicore owns 2,410,622 shares or 65% of the voting stock of the Company, and intends to vote all of its shares in favor of the election of the five nominees of management for directors, thereby assuring their election as directors.

         The nominees have consented to serve on the board. If any nominee is unable to serve for any reason, the parent's controlling block of Company common stock will be voted for any substitute nominee as designated by the board.

         For more information about the directors and executive officers see "Information About Directors and Executive officers."

2.       RATIFICATION OF WISS & COMPANY, LLP AS INDEPENDENT AUDITORS

         The board, upon the recommendation of the audit committee, engaged Wiss & Company, LLP as our new independent accountants to do the 1999 fiscal year audit for the Company. Wiss & Company replaces our former independent accountants, Ernst & Young LLP. The termination of Ernst & Young was effective August 6, 1999, and was reported in our Current Report on Form 8-K dated August 27, 1999.

         Ernst & Young's report on our financial statements for the two fiscal years ended December 31, 1998 and 1997 contained no adverse opinion or disclaimer of opinion, was not qualified or modified as to any uncertainty, audit scope or accounting principles. During those two fiscal years and subsequent interim periods to the date of their termination, August 6, 1999, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, nor were there any reportable events as defined in Item 304(a)(1)(v) of the Commission's Regulation S-K. Reportable events include the accountant's advising us that internal controls necessary for reliable financial statements do not exist, information has come to the accountant's attention that led it to no longer be able to rely on management's representations, the need to expand significantly the scope of the audit, or information has come to the attention of the auditors that it has concluded materially impacts the fairness or reliability of the previous audit or the financial statements. Ernst & Young's agreement with this position as stated in our August, 1999 Current Report was provided in their letter to the Commission dated August 27, 1999, which is an exhibit to our August, 1999 Current Report.

         No relationship exists between the Company and Wiss & Company other than the usual relationship between independent public auditor and client.

         A representative of Wiss & Company is expected to attend the Annual Meeting to respond to shareholder questions. No representative of Ernst & Young will attend the Meeting.

         The affirmative vote of the majority of the shares present and entitled to vote at the Annual Meeting is needed and will be accomplished by virtue of Medicore's 65% ownership of the Company and its present intention to vote its 65% ownership to ratify Wiss & Company as independent auditors for 2000.

OTHER MATTERS TO BE PRESENTED TO SHAREHOLDERS

         Management is not currently aware of any other matter to be presented for action at the Annual Meeting other than the election of four directors, Proposal No. 1, and the ratification of selection of independent auditors, Proposal No. 2, in the accompanying Notice of Annual Meeting of Shareholders, and management does not presently intend to bring any other matter before the meeting.

         We filed a proxy statement/prospectus in conjunction with and as part of MainStreet IPO.com Inc.'s registration statement filed with the Commission. MainStreet is a private company with whom, as we previously reported, we entered into a proposed merger. MainStreet's registration statement, of which our proxy statement is a part, which relates to the proposed merger and related transactions, was the subject of extensive comments from the staff of the Commission. MainStreet is in discussions with the staff as to certain regulatory issues, including whether its proposed operations are subject to broker-dealer registration. Nothing can nor will be presented for your consideration concerning the proposed transactions relating to the merger until the MainStreet registration statement is adequately completed and declared effective by the Commission, at which time our shareholders can then be solicited for their approval. There is no assurance that registration statement will be declared effective, that the proposed merger and related transactions will be submitted to our shareholders for approval, or that the transactions will be approved or completed. For other summary information concerning these proposals, see "Certain Relationships and Related Transactions" below, and Item 1, " Business - Important Events" of our Annual Report on Form 10-K for the year ended December 31, 1999 accompanying this Information Statement.

               INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

THE BOARD OF DIRECTORS

         The board of directors oversees the business and affairs of DCA and monitors the performance of management. In accordance with corporate governance principles, the board does not involve itself in day-to-day operations. The board is kept knowledgeable and informed through discussions with the Chairman, other directors, executives and advisors (counsel, outside auditors, investment bankers and other consultants), by reading reports, contracts and other materials sent to them and by participating in board and committee meetings.

         The board met ten times during 1999, including unanimous written consents. All directors participated at all the meetings, either present in person or by telephone conference call, except one director was absent at one meeting.

DIRECTORS STANDING FOR RE-ELECTION

         THOMAS K. LANGBEIN has been affiliated with the Company since 1980 when he was appointed Chairman of the Board of Directors and President. Mr. Langbein relinquished the position of President in 1986 when he was appointed as Chief Executive Officer. He is also Chairman of the Board and Chief Executive Officer of each of the Company's subsidiaries. Mr. Langbein is also the Chairman of the Board, Chief Executive Officer and President of Medicore, our parent. He is the Chairman of the Board and Chief Executive Officer of Techdyne, Inc., a 71% owned public subsidiary of Medicore engaged in the manufacture, assembly and distribution of electronic and electro-mechanical components. Mr. Langbein is President, sole shareholder and director of Todd & Company, Inc., a broker-dealer registered with the Commission and a member of the NASD. Todd has an agreement with MainStreet with which company DCA has a proposed merger. Mr. Langbein was recently appointed as a director of Linux Global Partners, a private holding company in which Medicore, in January, 2000, invested and loaned money to. See "Certain Relationships and Related Transactions." Mr. Langbein devotes most of his time to the affairs of the Company, Medicore and Techdyne.

         BART PELSTRING has been affiliated with the Company since 1976. Mr. Pelstring was appointed Vice-President of Operations in 1980 and served in that capacity until 1986 when he was appointed as President of the Company, which position as well as director he held with all of our subsidiaries. Effective March 1, 2000, Mr. Pelstring relinquished the position of President. Mr. Pelstring was elected director of the Company in 1985. Mr. Pelstring is a founding member of the National Renal Administrators Association and was the founder and president of the Florida Renal Administrators Association.

         STEPHEN W. EVERETT has been involved in the healthcare industry for over 20 years. From 1993 to 1997, Mr. Everett was responsible for oversight, deal structuring, physician recruitment and practice management for the renal care division of Vivra, Inc., the second largest provider of dialysis services in the United States. Mr. Everett held positions of similar responsibility in 1998 in his affiliation with Physicians Practice Management, engaged in consulting and management in the renal healthcare field, He joined the Company in November, 1998 as Vice President, became Executive Vice President in June, 1999, and effective March 1, 2000, was appointed President upon the retirement from that position by Bart Pelstring, who is continuing as a director.

         ROBERT W. TRAUSE is a senior commercial account specialist engaged in the marketing of commercial insurance specializing in property and casualty insurance sales to mid-to-large range companies. He is, since 1991, affiliated with an insurance agency in New Jersey.

         DR. HERBERT I. SOLLER is a medical doctor certified by the American Board of Internal Medicine and specializing in nephrology. He is the current medical director of our Lemoyne, Pennsylvania dialysis facility. See "Certain Relationships and Related Transactions." Dr. Soller is a member of several state and medical nephrology and internal medicine societies and is affiliated with several hospitals in Pennsylvania.


EXECUTIVE OFFICERS

       Name                     Age      Position                   Held Since
       ----                     ---      --------                   ----------

       Thomas K. Langbein*      54       Chief Executive Officer      1986
                                        (Chairman of the Board)       1980

       Stephen W. Everett*      43       President                    2000

       Daniel R. Ouzts          53       Vice President (Finance)
                                         and Treasurer                1996

         * For information concerning Messrs. Langbein and Everett, see "Information About Directors and Executive Officers."

         DANIEL R. OUZTS has been affiliated with the Company since 1983 as its controller, and in 1996 was appointed Vice President of Finance and Treasurer. He also holds those positions with Medicore, and is Vice President of Finance and Controller of Techdyne. Mr. Ouzts is a certified public accountant. See "Certain Relationships and Related Transactions."

         There are no family relationships among any of the officers or directors of the Company.

BOARD COMMITTEES

         The only board committee is the audit committee consisting of Dr. Herbert I. Soller and Robert W. Trause (non-employee directors). The audit committee, which meets informally, usually on a monthly basis, is responsible for recommending to the board of directors the firm of independent accountants to serve the Company, reviewing fees, services and results of the audit by such independent accountants, reviewing the accounting books and records of the Company and reviewing the scope, results and adequacy of our internal audit control procedures.

COMPENSATION OF DIRECTORS

         No standard arrangements for compensating directors for services as directors or for participating on any committee exists. We reimburse directors for travel and related out-of-pocket expenses incurred in attending shareholder, board and committee meetings, which expenses have been minimal. In lieu of any cash compensation or per meeting fees to directors for acting as such, we have provided directors, among others, with options to purchase common stock at exercise prices no less than the fair market value as of the date of grant. See "Executive Compensation - Options, Warrants or Rights," and "Beneficial Ownership of the Company's Securities" below.


                             EXECUTIVE COMPENSATION

         The Summary Compensation Table below sets forth compensation paid by the Company and its subsidiaries for the last three fiscal years ended December 31, 1999 for services in all capacities for its Chief Executive Officer. No other executive officer received a total annual salary, bonus or other compensation which exceeded $100,000 for the year ended December 31, 1999.

                                                   SUMMARY COMPENSATION TABLE

                                                                                               Long Term
                       Annual Compensation                                                Compensation Awards
                       -------------------                                                -------------------

(a)                            (b)        (c)             (e)               (g)                     (i)
                                                                         Securities              All Other
                                                                         Underlying             Compensation
                                                                       Options/SARs(#)              ($)
                                                     Other Annual   --------------------    ---------------------
Name and Principal Position   Year      Salary($)   Compensation($) Company     Medicore    Company      Medicore
---------------------------   ----      ---------  ---------------  -------     --------    -------      --------
Thomas K. Langbein, CEO       1999       67,000(1)     8,100(2)     260,000
                              1998       64,000(1)     8,000(2)     --------    --------    --------     --------
                              1997       64,000(1)     9,000(2)     --------    --------    74,500(1)(3) --------


---------------
(1) Annual compensation paid by Medicore, which was $268,000, $258,000, and $257,000 (including a 1998 $25,000 bonus) respectively, for fiscal 1999, 1998 and 1997. Does not include (i) the December, 1997 Company forgiveness of a promissory note in the amount of $74,500 for an option exercise for DCA common stock in December, 1997; and (ii) a $25,000 bonus paid by the Company in 1998. See column (i), "All Other Compensation." Amounts included in the Summary Compensation Table reflect the compensation allocated to the Company in proportion to the time spent on its behalf.

(2) Automobile allowance and related expenses, and life and disability insurance premiums paid by Medicore amounted to $32,400, $32,300 and $34,300, respectively for 1999, 1998 and 1997. As part of the general corporate overhead allocation, the amounts in the Summary Compensation Table reflect the portion of such payment which is allocated to the Company.

(3) The options for 50,000 shares of DCA common stock were exercised effective December 31, 1997 at $1.50 per share. Consideration for such shares was paid in cash for the par value and a promissory note was issued for the balance. On December 31, 1997, the Company forgave the indebtedness under the promissory note, which note was cancelled.
         See "Options, Warrants or Rights" below.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         We have no employment agreements with any of our officers or directors. Mr. Langbein has an employment agreement with Medicore through August 31, 2003 at an annual salary of $261,504 with yearly increases in increments of no less than $10,000. The Medicore employment agreement also provides:

         o    $850 per month automobile allowance
         o employee benefit plans and other fringe benefits and programs available to Medicore employees generally and executives
         o    reimbursement for business expenses
         o payment of universal and term life insurance owned by Mr. Langbein with an aggregate face value of $1,600,000 - beneficiaries designated by Mr. Langbein
         o indemnification of Mr. Langbein against losses, judgments and expenses in any claim against him for acting as an officer and/or director of the Company and Medicore provided he acted in good faith and in a manner he reasonably believed was in the best interests of the Company and Medicore.
         o non-competition for two years from termination within 20 miles of Medicore's primary operations; Medicore has the option to request non-competition within the United States at $4,000 per month for each 12 month period, increasing 5% each following 12 month period
         o full compensation for first 90 days of disability with the option to Medicore to continue the employment of Mr. Langbein with full compensation less disability payments, or terminate

         The Medicore employment agreement also contains different termination provisions as follows:

         o upon death, wrongful termination (defined below), disability termination or change in control (defined below), Mr. Langbein will receive a lump sum payment (as severance allowance (see below) and liquidated damages) in an amount equal to Mr. Langbein's salary, including expenses and benefits, for three years from the date of termination
         o Mr. Langbein has the option to take 400,000 shares of Medicore common stock instead of the lump sum payment; Mr. Langbein has the right for two years to demand registration of the Medicore shares and for three years to include the Medicore shares in any registration statement filed by Medicore; registration of the Medicore shares to be at the sole cost of Medicore except any of Mr. Langbein's legal fees and commissions for sale of the Medicore shares
         o full vesting of any warrants, options or similar rights held by Mr. Langbein with choice of Mr. Langbein to keep those options and warrants, otherwise Medicore has to repurchase them at a certain repurchase formula
         o    for cause by Medicore - no benefits or salary
         o for good reason (defined below) by Mr. Langbein - Medicore continues to pay salary, benefits and expenses under the agreement, and all options, warrants and other securities shall be fully vested and exercisable; or provide Mr. Langbein with the lump sum payment or instead, at Mr. Langbein's option, to acquire Medicore shares
         o upon expiration at August 31, 2003, if Medicore does not renew or enter into new employment agreement, there is a severance allowance which is the lump sum payment or Mr. Langbein's option to take the Medicore shares.

DEFINITIONS

         o "cause" for termination includes willful failure to perform duties under the employment agreement, and illegal conduct or gross misconduct which damages the business or reputation of Medicore
         o "good reason" to terminate his employment includes assigning Mr. Langbein duties inconsistent with his position with Medicore or any action that results in reducing Mr. Langbein's authority, duty or responsibilities; reduction of salary, expenses or benefits; or other substantial breach of the agreement
         o "change in control" generally includes (a) the announcement for and/or acquisition by an individual, entity or group of 25% or more of the common stock then outstanding, except by persons affiliated with Mr. Langbein, or (b) a sale of substantially all of the assets, or a merger or acquisition of Medicore, or (c) certain changes in the board other than through shareholder elections of members nominated by the existing board.

         Certain executive and accounting personnel and administrative facilities of the Company, Medicore and Techdyne were common for fiscal 1999. The costs of executive and accounting salaries and other shared corporate overhead for these companies were charged on the basis of direct usage when identifiable with any balance allocated on the basis of time spent. Mr. Langbein, as an officer and director, and Mr. Ouzts, as an officer, of the Company, Medicore and Techdyne, divide their time and efforts among these companies. See "Certain Relationships and Related Transactions."

OPTIONS, WARRANTS OR RIGHTS

1995 DIALYSIS CORPORATION OF AMERICA STOCK OPTION PLAN ("1995 PLAN")

         o    expires November 9, 2000
         o grants available to officers, directors, consultants, key employees, advisors and similar parties
         o    options (non-qualified) may be up to five years, may require vesting, exercise price determined by board of directors
         o    options may, at discretion of board, be exercised either with cash, common stock with fair market value equal to cash exercise price, optionee's personal recourse note, or assignment to DCA if sufficient proceeds from the sale of common stock acquired upon exercise of the option with an authorization to the broker to pay that amount to DCA, or any combination of such payments
         o    termination of optionee's affiliation with DCA by
              - death, disability or retirement after age 65, exercisable for nine months but not beyond option expiration date
              - termination for cause, right to exercise terminates immediately
              -   any other termination, 30 day exercise
         o    options are non-transferable
         o forced redemption at formulated prices upon change in control of DCA which includes (i) sale of substantially all of the assets of DCA or its merger or consolidation; (ii) majority of the board changes other than by election of shareholders pursuant to board solicitations or vacancies filled by board caused by death or resignation; or (iii) a person or group acquires or makes a tender offer for at least 25% of the DCA's common stock

         o    1995 Plan history to April 10, 2000
              -   250,000 shares reserved for issuance
              -   215,000 granted
              -   168,500 exercised
              -   37,000 cancelled
              - 9,500 outstanding, 4,500 to six employees exercisable at $1.50 per share through November 9, 2000, and 5,000 to a director exercisable at $2.25 per share through June 9, 2003
         o non-affiliates, employees free to immediately sell their common stock upon exercise of options
         o affiliates may sell their shares of common stock upon exercise of options under Rule 144 of the Securities Act

1999 DIALYSIS CORPORATION OF AMERICA STOCK OPTION PLAN ("1999 PLAN")

         o    expires April 20, 2009 o same terms as 1995 Plan (see above)
         o    1999 Plan history to April 10, 2000
              -   800,000 shares reserved for issuance
              -   800,000 shares granted in 1999
              -   exercisable at $1.25 per share
              - 435,000 non-qualified options of which 340,000 options expire on April 20, 2000 and 95,000 options expire April 20, 2004
              -   365,000 incentive options expiring April 20, 2004
              -   none exercised or cancelled

         The exercise price of options is no less than 100% of the fair market value of the common stock on the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                              Individual Grants
---------------------------------------------------------------------------------------   Potential Realizable
                                                                                            Value at Assumed
                          Number of           % of Total                                  Annual Rates at Stock
                          Securities         Options/SARS                                  Price Appreciation
                          Underlying          Granted to       Exercise                    For Option Term
                         Options/SARS        Employees in       Price     Expiration      ---------------------
Name                      Granted (#)         Fiscal Year       ($/Sh)       Date           5%($)     10%($)
 (a)                          (b)                (c)              (d)         (e)           (f)       (g)
---------                -------------      --------------      -----     -----------      -----     ------
Thomas K. Langbein, CEO    260,000(1)          32.5%            $1.25       4/20/04       $402,000  $507,000

---------------

(1)    Five year incentive stock option granted under the 1999 Plan.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

  (a)                        (b)               (c)                    (d)                  (e)

                                                                   Number of
                                                                   Securities            Value of
                                                                   Underlying           Unexercised
                                                                   Unexercised          In-the-Money
                                                                   Options/SARs        Options/SARs at
                                                                   at FY-End(#)       Fiscal Year End($)
                        Shares Acquired       Value Realized       Exercisable/         Exercisable/
Name                      on Exercise              ($)             Unexercisable       Unexercisable($)
-------                 ---------------       --------------      ---------------      -----------------
CEO
Thomas K. Langbein
    Company Options          -0-                  -0-               260,000 (exer.)       $1,453,400(1)
    Medicore Options         -0-                  -0-               250,000 (exer.)          ---(2)

----------

(1) Value is determined by subtracting the exercise price from the fair market value of $6.84 per share for DCA common stock as reported by Nasdaq at December 31, 1999, and multiplying the remainder by the number of underlying shares of common stock. (2) The Medicore options are exercisable through April 17, 2000 at $2.38 per share. The Medicore options were out-of-the money, since the closing price of the Medicore common stock as reported by Nasdaq as of December 31, 1999 was $2.06.

                       BOARD EXECUTIVE COMPENSATION REPORT

         We are a small company engaged in developing and operating outpatient dialysis facilities and providing inpatient dialysis services. Therefore we have no executive compensation committee. Compensation of our executive officers is considered by all members of the board of directors. We have no employment agreements with our executive officers. Our philosophy is to align compensation of management with the long-term interests of shareholders. Executive compensation is structured to motivate management to create and sustain shareholder value. The board attempts to accomplish this goal by:

         (i) aligning the interests of management and shareholders through stock ownership; and
        (ii) seeking growth and performance of DCA by attracting, retaining and motivating talented executives and employees through competitive compensation.

WHAT IS THE STRUCTURE OF EXECUTIVE COMPENSATION?

         The elements of executive compensation include:

          o    base pay
          o    long-term incentives
          o special awards in recognition of extraordinary efforts and achievements

HOW IS BASE PAY DETERMINED?

         Base pay is determined by individual performance and position with and responsibilities to the Company. We also try, although it is more difficult for us since we are not a significant participant in the dialysis industry, and we are only now establishing additional dialysis facilities beyond the three and four centers we operated only one year ago, to be competitive with salaries in an attempt to be able to maintain quality executives. Base salaries for management are below major competitors, which are much larger than the Company.

BASE SALARY FOR CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT

         Thomas K. Langbein, Chairman of the Board and Chief Executive Officer, and Bart Pelstring, President, who have been affiliated with the Company for 20 years and 24 years, respectively, have been most responsible for the Company's performance. As of March 31, 2000, Mr. Pelstring resigned as President, succeeded by Stephen W. Everett. Mr. Pelstring continues with us as a director. The President seeks new areas and physician and hospital alliances and, with Mr. Langbein, evaluates the potential for growth and expansion of our operations, facilities and patient base. In evaluating the performance and setting Mr. Langbein's and Mr. Pelstring's compensation (which was less than $100,000 for fiscal 1999), the board took into account their efforts in directing our operations, seeking new sources of capital for us and our dialysis operations, pursuing new areas to develop or acquire dialysis facilities, and motivating key executive management toward greater overall efficiencies in labor, cost control and increased business. Mr. Langbein and Mr. Pelstring did not participate in decisions affecting their own compensation.

WHAT ARE LONG-TERM INCENTIVES?

         Long-term incentive awards for executives usually take the form of granting stock options under the Company's option plans or granting restricted stock awards, meaning shares which cannot be publicly sold for a certain period of time, usually from one to two years. We believe the granting of stock options or restricted shares helps align the interests of our executives with our shareholders. This is premised on the basic principle that the executives will receive value only if the market value of our common stock increases over time. Market price should increase if management strives to improve our operations and profitability. See "Growth But Continued Losses" below. Our market price has increased over the last three quarters, possibly attributable to our pending proposed merger. See Item 1, "Business - Important Events" and Item 5, "Market for the Registrant's Common Equity and Related Shareholder Matters" of our Annual Report on Form f10-K for the year ended December 31, 1999 accompanying this Information Statement.

SPECIAL AWARDS

         Special awards may be granted from time to time in recognition of extraordinary efforts and achievements. Such may arise based upon an executive's extraordinary efforts in accomplishing expansion, acquisitions, increasing market share and similar events. These situations and extent of awards are evaluated on a case by case basis.

GROWTH BUT CONTINUED LOSSES

         Over the years we have developed and sold certain of our dialysis centers. By 1989, we had sold all but one center. We have slowly grown to six centers, and although our revenues have increased, we continue to experience losses, since three new centers are in their developmental stages, not having a sufficient patient base to generate and sustain earnings. Dialysis centers in the developmental stage adversely affect our overall results of operations. Our new President and director nominee, Mr. Everett, is aggressively seeking new relationships and facilities, and presently has agreements for dialysis centers in Georgia and Ohio. There is no assurance these will be developed or be profitable. We are also negotiating with 10 other physicians for relationships in approximately seven eastern seaboard states. There is no assurance any of these negotiations will result in formalizing agreements for additional dialysis facilities. In spite of expansion in facilities and revenues, we continue for the last 10 years to experience losses. See Item 6, "Selected Financial Data" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Annual Report on Form 10-K for the year ended December 31, 1999 accompanying this Information Statement. The potential, with no assurances, for enhanced shareholder value was one of the reasons the board approved the proposed sale of DCA's operations to its parent and the proposed merger with Main Street. See "Certain Relationships and Related Transactions."


                       SUBMITTED BY THE BOARD OF DIRECTORS

               Thomas K. Langbein                  Bart Pelstring
               Dr. Herbert I. Soller               Robert W. Trause


                                PERFORMANCE GRAPH

         The following graph shows a four-year comparison of cumulative total shareholder returns for the Company, the Nasdaq Market Index and the Dialysis Center Industry Index from April 18, 1996, the date the common stock started trading, through December 31, 1999. The cumulative total shareholder returns on our common stock was measured by dividing the difference between our share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period. The total shareholder return assumes $100 invested at the beginning of the period in our common stock, in the Nasdaq Market Index and the Dialysis Center Industry Index. We did not pay dividends on our common stock during the measurement period and the calculations of cumulative total shareholders return on the common stock did not include dividends.

 COMPARISON OF FOUR YEAR CUMULATIVE TOTAL RETURNS AMONG DCA, NASDAQ MARKET INDEX
                       AND DIALYSIS CENTER INDUSTRY INDEX

Measurement Period
------------------                                            Dialysis Center
(Fiscal Year Covered)           DCA         Nasdaq Index      Industry Index
Measurement Pt-4/18/96          ---         ------------      --------------
                            $ 100.00          $ 100.00          $ 100.00

FYE 12/31/96                   51.06            107.16             90.63
FYE 12/31/97                   41.49            131.08            121.42
FYE 12/31/98                   13.83            184.88            142.55
FYE 12/31/99                  116.49            326.07             62.62

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Upon completion of our public offering of common stock and warrants in 1996, Medicore owned approximately 67% of our Company and currently owns approximately 65% of our common stock. See "Beneficial Ownership of the Company's Securities" below.

         In 1977, we became a public company through a merger with Premium Acceptance Corporation ("PAC"), a licensed insurance premium and second mortgage company, underwritten by Todd, a securities brokerage firm solely owned by Thomas K. Langbein, Chairman and Chief Executive Officer of the Company. The Chairman of the Board and President of PAC was Anthony C. D'Amore, a current director of Medicore and Medicore's public subsidiary, Techdyne. Mr. D'Amore acts as an insurance consultant and receives nominal commissions for insurance provided to the Company, Medicore and Techdyne. The aggregate annual premiums for such insurance were approximately $245,000, $176,000 and $159,000 for the three years ended December 31, 1999, 1998 and 1997, respectively, of which $43,000 and $32,000 was for the Company for 1999 and 1998, respectively, with no such insurance related to the Company for 1997. In addition, the Company, Medicore and Techdyne obtained group health insurance coverage for all of their employees as well as personal life insurance policies for several executives and key employees through George Langbein, brother of Thomas K. Langbein and an employee of Medicore. These insurance policies include $100,000 term life insurance covering and owned by Bart Pelstring, director and former President of the Company. Medicore also pays for the $1,600,000 of life insurance owned by Thomas K. Langbein. See "Executive Compensation" above. In 1999, premiums on this coverage aggregated approximately $516,000, of which $118,000 was paid by the Company. We are of the opinion that the cost and coverage of the insurance are as favorable as can be obtained from unaffiliated parties.

         Certain of the officers and directors of the Company are officers and/or directors of Medicore and its affiliates. Thomas K. Langbein is Chairman of the Board and Chief Executive Officer of the Company, Techdyne and Medicore and President of the latter, and an officer and/or director of the Company's, Medicore's and Techdyne's subsidiaries. Daniel R. Ouzts is Vice President, Treasurer and Controller of the Company and Medicore and
Vice President and Controller of Techdyne. Mr. Langbein owns 6.5% of our Company (includes an option for 260,000 DCA shares), 17.2% of our parent and 2.7% of Techdyne. See "Information About Directors and Executive Officers" above and "Beneficial Ownership of the Company's Securities" below. Mr. Ouzts has a less than 1% interest in our Company (includes an option for 25,000 shares) and Techdyne and a 1.2% interest in our parent. Lawrence E. Jaffe is Secretary and counsel to our Company, our parent and Techdyne. He has a 4.2% interest in our Company (includes a warrant for 2,000 shares and an option for 160,000 shares), a 2.5% interest in our parent and a 1% interest in Techdyne. Mr. Jaffe also receives a substantial portion of his professional fees from our Company, our parent and Techdyne, which for fiscal 1999 were $132,000, $86,000 and $45,000, respectively.

         We recently initiated a new Year 2000 compliant accounting package, which provides us with systems of bookkeeping, accounting and financial records. These programs have enabled us to substantially reduce our dependence on our parent's personnel and facilities. Certain of the executives and accounting personnel and administrative facilities of our Company and our parent and its subsidiaries, are common. The costs of executive, financial and administrative salaries and other shared corporate overhead for these companies are charged on the basis of direct usage when identifiable, with the remainder allocated on the basis of time spent. Since the shared expenses are allocated on a cost basis, there is no intercompany profit involved. The amount of expenses charged to us by Medicore, which are reflected in our advances Medicore account, amounted to approximately $200,000 for the year ended December 31, 1999 and $240,000 for each of the years ended December 31, 1998 and 1997. As a net result of cash transfers and corporate overhead allocations, there was an intercompany indebtedness due to us from Medicore of approximately $105,000 at December 31, 1999. See Note 4 to "Notes to Consolidated Financial Statements." Utilization of personnel and administra-tive facilities in this manner enables Medicore to share the cost of qualified individuals with its subsidiaries rather than duplicating the cost for various entities. It is our opinion that these services are on terms as favorable as we could receive from unaffiliated parties.

         Dialysis Services of PA., Inc. - Lemoyne, one of our wholly-owned subsidiaries, leases its dialysis facility from us under a five year net lease expiring December 22, 2003 at $43,088 per annum, plus applicable taxes, separately metered utilities and insurance, and additional rent of $5,386 per year covering common area maintenance expenses. That subsidiary has two renewal options for five years each under the agreement. We are of the opinion that the rental is on terms as favorable as could be obtained from an unaffiliated party.

         On October 20, 1999, we entered into an Asset Purchase Agreement with a wholly-owned subsidiary of Medicore to sell our operations to that subsidiary, and also entered into a Merger Agreement to merge with MainStreet. MainStreet has a website that provides issuers the ability to effect direct public offerings on a self-underwritten basis or with an underwriter through a Dutch Auction. A Dutch Auction is a process that allows potential investors to bid for the issuer's securities in amounts and at prices the investor determines he or she wishes to purchase the securities. These proposed transactions are subject to our shareholder approval, which will be solicited through a proxy statement/prospectus, which we together with MainStreet filed with the Commission in preliminary form on February 9, 2000. No solicitation for our shareholder approval can be initiated until we satisfy all comments from the Commission and the Commission declares MainStreet's registration statement, which includes our proxy statement, effective, and we then have definitive documents for your review. The staff of the Commission has provided extensive comments, and MainStreet is currently in discussions with the staff relating to certain regulatory issues concerning its proposed operations. There is no assurance these proposed transactions will be completed. For summary information concerning these proposals for the sale of our operations to Medicore and the proposed merger with MainStreet, which will result, if approved, in our Company being 100% owned by Medicore (presently Medicore owns 65% of our Company and certain subsidiaries have minority owners), and in you becoming a shareholder of MainStreet, see Item I, "Business - Important
Events" of our Annual Report on Form 10-K for the year ended December 31, 1999 accompanying this Information Statement. In connection with those transactions, an agreement was entered into among Todd, a broker-dealer registered with the Commission and a member of the NASD, owned by Thomas K. Langbein, and MainStreet and two of its executive officers, one of whom is also the Chairman of the Board and CEO of MainStreet. Mr. Langbein is executive officer, director and shareholder of our Company and Medicore and Medicore's other public subsidiary, Techdyne. The agreement provides for the two MainStreet principals to recommend Todd to its prospective corporate clients who may wish to use the services of an underwriter, or as a selling group member for their clients' proposed public offerings. Todd made its broker-dealer license available to MainStreet, if necessary. Pursuant to that agreement, Mr. Langbein received 660,000 shares, approximately 8%, of MainStreet, with an additional 240,000 MainStreet shares issued to Mr. Langbein's two brothers, both of whom work for Medicore, and to his two adult children.

         Affiliates (11 persons) of our Company and Medicore, of which two are common to each of DCA and Medicore, own options to acquire an aggregate of 680,000 shares of our common stock, mostly exercisable at $1.25 per share, with 5,000 options exercisable at $2.25 per share for periods ranging from April 20, 2000 to April 20, 2004. Pursuant to the terms of the options and/or option plans, these options may be exercised partly in cash and the balance with non-recourse promissory notes secured by the common stock obtainable upon exercise of the options. These options, if exercised prior to the proposed merger, will provide the affiliates with additional shares of our common stock at prices currently below the market, which shares will ultimately become rights to obtain the MainStreet shares of common stock, assuming the merger is approved and completed. If these DCA options are exercised after the proposed merger is completed, of which there is no assurance, they will be exercisable directly into MainStreet shares on the same terms as currently govern the DCA options.
It has been the experience, both with DCA and its parent, Medicore, that promissory notes issued for the exercise of options have been forgiven based on past services or as an incentive award.

         All of the affiliates have their common stock included in the preliminary proxy statement/prospectus for resale from time to time in the open market or in negotiated transactions. Except for certain private investors in MainStreet who have a portion (15%) of their MainStreet common stock included in the proxy statement/prospectus for resale, the officers and directors of MainStreet have entered into lock-up letters which preclude the encumbrance or sale of their MainStreet common stock through December 31, 2000.

         You should be aware that these interests in MainStreet, our proposed asset sale and merger that may be considered different from, or in addition to, the interests of our shareholders generally, were disclosed to the board of directors of DCA, Medicore, and MainStreet, and were considered by them, among other matters, in approving the Asset Purchase Agreement, the Merger Agreement, and the merger. There is no assurance the proxy statement/prospectus will be declared effective by the Commission, or if so, that the proposed transactions will be submitted to or approved by our minority shareholders (neither our affiliates nor Medicore and its affiliates will be voting) or completed.

         On January 27, 2000, Medicore acquired a 6% ownership interest in Linux Global Partners for $90, and loaned that private company $1,500,000 at an annual interest rate of 10%. Medicore was provided the option to acquire an additional 2% of Linux Global Partners and loan it an additional $500,000. Medicore acquired the additional 2% interest in Linux Global Partners on March 27, 2000, and made the additional loan. Thomas K. Langbein, Chairman of the Board and Chief Executive Officer of our Company and Medicore, President and major shareholder of the latter, and sole owner and principal of Todd, became a director of Linux Global Partners. Medicore borrowed the funds it loaned to Linux Global Partners from our Company at an annual interest rate of 10%. Linux Global Partners invests in developmental Linux software companies, and has entered into a joint venture with MainStreet (50% ownership for each) to establish The Linux IPO.com, an Internet website to provide a facility to enable those Linux companies in which Linux Global Partners has invested to effect direct public offerings of their securities under the Dutch Auction process at such time any of those companies may wish to publicly offer and sell their securities to the public.

                BENEFICIAL OWNERSHIP OF THE COMPANY'S SECURITIES

         The following table sets forth as of April 10, 2000 the names and beneficial ownership of the equity securities of DCA and Medicore for directors and nominees, individually itemized, and for directors and executive officers of DCA as a group, without naming them, and for each of the named executive officers described in the Security Compensation Table (see "Executive Compensation"), and for shareholders known to DCA to beneficially own more than 5% of our voting securities.

                                 Amount and Nature of Beneficial Ownership
                              -------------------------------------------------
                               Dialysis                   Medicore
                               Common                      Common
Name                           Stock(1)         %(2)       Stock(3)       %(4)
----                           --------         ----       --------       ----

Medicore                      2,410,622         64.9%            --         --
2337 W. 76th Street
Hialeah, FL 33016

Thomas K. Langbein            2,670,622(1)      67.2%       1,023,014    17.2%
c/o Medicore
777 Terrace Avenue
Hasbrouck Heights, NJ 07604

Bart Pelstring                   95,000          2.6%          85,000     1.5%
c/o DCA
27 Miller Street
Lemoyne, PA 17043

Stephen W. Everett               35,000          **              -0-      -0-%
c/o DCA
27 Miller Street
Lemoyne, PA 17043

Robert W. Trause*                40,000          1.1%            -0-      -0-%
431C Hackensack Street
Carlstadt, NJ 07072

Dr. Herbert I. Soller*           35,000          **              -0-      -0-%
100 Chestnut Street
P.O. Box 701
Harrisburg, PA 17108

All directors and               497,500         12.1%        1,179,064   19.6%
executive officers
as a group (6 persons)

*    Member of the Audit Committee
**   less than 1%

----------

(1) Medicore owns 2,410,622 shares (64.9%) of DCA common stock. Officers and directors of DCA, who may also be officers and/or directors of Medicore and shareholders of each company, disclaim any indirect beneficial ownership of DCA common stock through Medicore's ownership of DCA. Thomas K. Langbein, by virtue of his positions with DCA and Medicore and his stock ownership of Medicore, may be deemed to have indirect beneficial ownership of such shares through shared voting and investment power with respect to Medicore's ownership of DCA. Mr. Langbein disclaims such entire indirect beneficial ownership, but for his proportionate indirect interest, approximately 415,000 shares of the Company (11.3%).

         Includes the following shares that may be acquired upon exercise of DCA options or warrants (see Note (2)) as of April 10, 2000 or within 60 days after that date:

         T. Langbein, 260,000 shares (1999 options); B. Pelstring, 45,000 shares (1999 options); S. Everett, 35,000 shares (1999 options); R. Trause, 40,000 shares (1995 and 1999 options); H. Soller, 35,000 shares (1999 options).

         If Thomas K. Langbein excluded Medicore's ownership of DCA, then his beneficial ownership would be 260,000 (6.6%). See indirect beneficial ownership above.

(2) Based on 3,712,944 shares outstanding exclusive of (i) common stock issuable under 2,133,400 public warrants exercisable at $4.50 per share through June 30, 2000; (ii) DCA Underwriters' Options for 300,000 shares of common stock exercisable through April 16, 2001; and (iii) outstanding options for 809,500 shares of common stock for periods from October 9, 2000 to April 20, 2004.

(3) Includes the following shares that may be acquired upon exercise of options as of April 10, 2000 or within 60 days after that date:

         Shares obtainable upon exercise of options under the 1989 Stock Option
         Plan: Messrs. Langbein 250,000 and Pelstring 30,000.

         Does not include 400,000 shares for T. Langbein in his employment agreement with Medicore issuable under certain wrongful termination (including change in control) conditions. See "Executive Compensation."

(4) Based on 5,710,540 shares outstanding exclusive of (i) 838,000 shares of common stock underlying options granted in 1995 and 1998 under Medicore's 1989 Stock Option Plan; (ii) 5,000 shares of common stock underlying options granted in 1998 to a former investor relations firm;
         (iii) 400,000 shares of common stock available for issuance under certain conditions of Thomas K. Langbein's employment agreement with Medicore; (iv) 98,000 shares of common stock reserved for issuance under Medicore's key employee stock plan; and (v) 4750,000 shares of common stock underlying options granted in February 2000, under Medicore's 2000 Stock Option Plan, which is subject to Medicore's shareholder approval.

DID DIRECTORS, EXECUTIVE OFFICERS AND 10% SHAREHOLDERS COMPLY WITH SECTION 16(A) OWNERSHIP REPORTING IN 1998?

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and 10% shareholders to file reports with the Securities and Exchange Commission, the Nasdaq Stock Market and the Company, indicating their ownership of common stock of the Company and any changes in their beneficial ownership of their common stock ownership interests. The rules of the Commission require that we disclose failed or late filings of reports of Company stock ownership by our directors and executive officers. To the best of our knowledge, all beneficial ownership reports by these reporting persons were filed on a timely basis, except Messrs. Thomas K. Langbein, Bart Pelstring, Stephen W. Everett, Dr. Herbert I. Soller and Robert W. Trause were late with respect to one filing concerning one transaction, the receipt of options in April, 1999.

         UPON WRITTEN REQUEST BY ANY SHAREHOLDER TO THE SECRETARY OF THE COMPANY, LAWRENCE E. JAFFE, 777 TERRACE AVENUE, HASBROUCK HEIGHTS, NEW JERSEY 07604, A COPY OF THE FINANCIAL SCHEDULES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 (COPIES OF WHICH ANNUAL REPORT ARE INCLUDED WITH THIS NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND INFORMATION STATEMENT) WILL BE PROVIDED WITHOUT CHARGE.